Exhibit 2.2

FORM OF

COMPANY STOCKHOLDER VOTING AGREEMENT

This Company Stockholder Voting Agreement (this “Agreement”), dated as of October 27, 2015, by and between Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”) and the stockholders listed on Exhibit A hereto (each, a “Stockholder”). Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Diamond Foods, Inc., a Delaware corporation (the “Company”), Parent, Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”), are entering into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

B. As of the date hereof, Stockholder is the record or beneficial owner of the number of shares of Company Common Stock (the “Shares”) set forth opposite his, her or its name on Exhibit A; and

C. In order to induce Parent to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

In consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any Contract, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b) “Stockholder Shares” means all Shares held of record or Beneficially Owned by Stockholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, including by exercising any Company Options, the settlement of any Company RSUs or Company Performance RSUs, or the lapsing of any vesting restrictions on any Company Restricted Stock, held of record or Beneficially Owned by Stockholder, and in each case with respect to which Stockholder has both the power to vote and dispose of such Shares.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1 No Transfer of Shares. Unless the Termination Date (as defined below) shall have occurred, Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of its Stockholder Shares or any interest in its Stockholder Shares, (b) deposit its Stockholder Shares or any interest in its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein) or (c) enter into any Contract with respect to the direct or indirect acquisition or sale, pledge, encumbrance, assignment, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of its Stockholder Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Stockholder Shares by Stockholder (i) if such Stockholder is an individual, (A) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family, (B) upon the death of Stockholder to Stockholder’s heirs or (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if Stockholder is not a natural person, to an Affiliate controlled by Stockholder or under common control with Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement as though such transferee were the “Stockholder” hereunder.

2.2 Vote in Favor of the Merger and Related Matters. Stockholder, solely and exclusively in Stockholder’s capacity as a stockholder of the Company (and not, if applicable, in Stockholder’s capacity as an officer or director of the Company or any of its Subsidiaries), agrees that, from and after the date hereof until the Termination Date (as defined below), at any meeting of the stockholders of the Company or any adjournment thereof, or in connection with any action by written consent of the stockholders of the Company, Stockholder shall:

(a) appear at each such meeting or otherwise cause all of its Stockholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of its Stockholder Shares: (i) in favor of the adoption of the Merger Agreement, (ii) in favor of any other matter reasonably relating to

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the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions, (iii) against any Acquisition Proposal and (iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of the Company’s stockholders that is intended, or would reasonably be expected, to impede, interfere with, materially delay, materially postpone or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any other action, agreement or arrangement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or satisfied prior to the Effective Time. Each Stockholder shall retain at all times the right to vote such Stockholders’ Shares in such Stockholder’s sole discretion and without any other limitation on all matters not set forth in this Section 2.2(b).

2.3 Termination. This Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms and (b) the Effective Time (such earliest date, the “Termination Date”); provided, however, that the provisions of Article VI shall survive any termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Stockholder hereby represents and warrants to Parent, as of the date hereof, as follows:

3.1 Authorization; Binding Agreement. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Stockholder are necessary to adopt or authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

3.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement to Parent by Stockholder does not, and the performance of this Agreement will not, except where it would not interfere in any material respect with Stockholder’s ability to perform his, her or its obligations hereunder, (i) conflict with or violate in any material respect any Law applicable to Stockholder or by which Stockholder is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other equivalent organizational documents of Stockholder, if applicable, or (iii) result in or constitute (with or without notice or lapse of time or both) any material breach of or material default under, or give to another party any right of

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termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on the Stockholder Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Stockholder Shares are bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) Except for compliance with any applicable requirements of the Exchange Act, the execution and delivery of this Agreement to Parent by Stockholder does not, and the performance of this Agreement will not, require any consent, approval, authorization, waiver, order or permit of, or filing with or notification to, any third party or any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations, waivers, orders or permits, or to make such filings or notifications, would not materially interfere with such Stockholder’s ability to perform his, her or its obligations hereunder.

3.3 Litigation. There is no Proceeding pending or, to the knowledge of Stockholder, threatened, against Stockholder or any of Stockholder’s Affiliates that would interfere in any material respect with such Stockholder’s ability to perform his, her or its obligations hereunder. There is no order against Stockholder or any of Stockholder’s Affiliates that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that would otherwise interfere with such Stockholder’s ability to perform its obligations hereunder.

3.4 Title to Shares. Stockholder is the record or beneficial owner of the Shares set forth opposite its name on Exhibit A. Stockholder has good title to his, her or its Stockholder Shares free and clear of all Liens other than pursuant to this Agreement and applicable securities Laws. As of the date of this Agreement, the Stockholder Shares constitute all of the Shares Beneficially Owned or owned of record by Stockholder. Except as otherwise set forth in this Agreement, Stockholder has, and will have at all times until the Effective Time, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Stockholder Shares.

3.5 Acknowledgement of the Merger Agreement. Stockholder hereby acknowledges that Stockholder has received a draft of the Merger Agreement presented to Stockholder as in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV

GRANT OF PROXY; APPOINTMENT OF PROXY

4.1 Grant of Proxy. In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Stockholder of Stockholder’s

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duties under this Agreement, Stockholder, concurrently with the execution of this Agreement, shall execute or cause to be executed, in accordance with the provisions of applicable Delaware law, and deliver to Parent an irrevocable proxy, substantially in the form of Exhibit B hereto, and irrevocably appoint Parent or its designees, with full power of substitution, Stockholder’s attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Shares held of record by Stockholder as of the record date of such vote or consent in respect of any of the matters set forth in, and in accordance with and subject to the provisions of Section 2.2(b) (the “Proxy”).

4.2 Reliance. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Proxy. Stockholder hereby affirms that the Proxy set forth in this Article 4 is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may not be revoked except in accordance with its terms.

4.3 Revocation of Prior Proxies. Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder, and agrees not to grant any subsequent proxies or powers of attorney, as to the voting of the Shares with respect to the subject matter of this Agreement and the Merger Agreement.

ARTICLE V

COVENANTS OF THE STOCKHOLDERS

5.1 Further Assurances. From time to time and without additional consideration, prior to the Termination Date, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.2 Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have (including under Section 262 of the DGCL).

5.3 No Inconsistent Agreements. Except for this Agreement, until the Termination Date, Stockholder shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Stockholder Shares, (b) grant any proxy, consent, power of attorney or other authorization or consent with respect to any of the Stockholder Shares or (c) knowingly take any action that would constitute a breach hereof, make any representation or warranty of Stockholder set forth in Article III untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement.

5.4 Public Announcements. Stockholder further agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the Transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholder’s identity and ownership of the Stockholder Shares and the nature of the Stockholder’s commitments, arrangements and understandings

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under this Agreement, in each case, to the extent the Company or Parent reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company and Parent).

5.5 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, Parent agrees that: (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries and (ii) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the board of directors of the Company or any Subsidiary or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any of its Subsidiaries.

ARTICLE VI

GENERAL PROVISIONS

6.1 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

6.2 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 6.2 shall be null and void.

6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

6.4 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to the Termination Date, (a) each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the Parties shall waive, in any Proceeding for specific performance, the defense of adequacy of a remedy at Law. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection

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with or as a condition to obtaining any remedy referred to in this Section 6.4, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.5 Governing Law; Jurisdiction; Jury Trial.

(a) This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

(b) The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent required or permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 6.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a Party in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.6 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or

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privilege. Neither party shall be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving party, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent:

Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Attention: Executive Vice President,
Chief Financial Officer and Chief Administrative Officer
Facsimile:
Email:

with a copy to:

Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Attention: Executive Vice President,
Chief Financial Officer and Chief Administrative Officer
Facsimile:
Email:

with a copy to (for information purposes only):

Troutman Sanders LLP
One Wells Fargo Center
301 S. College Street, Suite 3400
Charlotte, North Carolina 28202
Attention:
Facsimile:
Email:

If to a Stockholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of the Company.

6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by, Parent and Stockholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and Stockholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that the Company shall be a third party beneficiary of this Agreement and shall be entitled to enforce any power, right, privilege or remedy of Parent hereunder.

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6.9 Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

6.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Snyder’s-Lance, Inc.

By:
Name:
Title:

STOCKHOLDER

If other than a natural person:

[●]

By:
Name: [●]
Title: [●]
Address: [●]
Facsimile: [●]

If a natural person:

Name: [●]
Address: [●]
Facsimile: [●]

Signature Page to Company Stockholder Voting Agreement

Exhibit A

Stockholder Name	Shares of Company Common Stock

Exhibit B

IRREVOCABLE PROXY

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Company Stockholder Voting Agreement, dated as of October 27, 2015, by and between Parent and the undersigned stockholder (the “Voting Agreement”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement.

The undersigned Stockholder hereby irrevocably appoints the persons as may be designated by Parent after the date hereof, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent, with respect to, all Shares held of record by the undersigned Stockholder and which the undersigned Stockholder is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2.2(b) of the Voting Agreement as follows:

(i) in favor of the adoption of the Merger Agreement;

(ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions;

(iii) against any Acquisition Proposal; and

(iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of the Company’s stockholders that is intended, or would reasonably be expected, to impede, interfere with, materially delay, materially postpone or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any other action, agreement or arrangement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or satisfied prior to the Effective Time.

This Proxy is coupled with an interest, and, to the fullest extent permitted by law, and subject to the terms hereof, shall be irrevocable and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder; provided, however, that this Proxy shall terminate on the Termination Date.

This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Voting Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Proxy to be duly executed as of the date first written above.

Snyder’s-Lance, Inc.

By:
Name:
Title:

STOCKHOLDER

If other than a natural person:

[●]

By:
Name: [●]
Title: [●]
Address: [●]
Facsimile: [●]

If a natural person:

Name: [●]
Address: [●]
Facsimile: [●]